UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Cytokinetics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

23282W100

(CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23282W100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sevin Rosen Fund VI L.P. (“SR VI”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,615,715 shares, except that SRB Associates VI L.P. (“SRB VI”), the general partner of SR VI, may be deemed to have sole power to vote these shares, and Jon W. Bayless (“Bayless”), Stephen M. Domenik (“Domenik”) Stephen M. Dow (“Dow”), John V. Jaggers (“Jaggers”), and Charles H. Phipps (“Phipps”), the general partners of SRB VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,615,715 shares, except that SRB VI, the general partner of SR VI, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers and Phipps, the general partners of SRB VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,615,715

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.4%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sevin Rosen VI Affiliates Fund L.P. (“SR VI A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
127,235 shares, except that SRB VI, the general partner of SR VI A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow,  Jaggers and Phipps, the general partners of SRB VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
127,235 shares, except that SRB VI, the general partner of SR VI A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers and Phipps, the general partners of SRB VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 127,235

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SRB Associates VI L.P. (“SRB VI”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,742,950 shares, of which 1,615,715 are directly owned by SR VI and 127,235 are directly owned by SR VI A.  SRB VI, the general partner of SR VI and SR VI A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers and Phipps, the general partners of SRB VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,742,950 shares, all of which 1,615,715 are directly owned by SR VI and 127,235 are directly owned by SR VI A.  SRB VI, the general partner of SR VI and SRVI A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers and Phipps, the general partners of SRB VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,742,950

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sevin Rosen Fund VII L.P. (“SR VII”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
625,950 shares, except that SRB Associates VII L.P. (“SRB VII”), the general partner of SR VII, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Phipps and Jackie Kimzey (“Kimzey”), the general partners of SRB VII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
625,950 shares, except that SRB VII, the general partner of SR VII, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, and Kimzey, the general partners of SRB VII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 625,950

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.1%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sevin Rosen VII Affiliates Fund L.P. (“SR VII A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
24,050 shares, except that SRB VII, the general partner of SR VII A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, and Kimzey, the general partners of SRB VII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
24,050 shares, except that SRB VII, the general partner of SR VII A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, and Kimzey, the general partners of SRB VII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,050

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SRB Associates VII L.P. (“SRB VII”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
650,000 shares, of which 625,950 are directly owned by SR VII and 24,050 are directly owned by SR VII A.  SRB VII, the general partner of SR VII and SR VII A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, and Kimzey, the general partners of SRB VII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
650,000 shares, of which 625,950 are directly owned by SR VII and 24,050 are directly owned by SR VII A.  SRB VII, the general partner of SR VII and SR VII A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, and  Kimzey, the general partners of SRB VII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 650,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.2%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sevin Rosen Fund VIII L.P. (“SR VIII”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
755,631 shares, except that SRB Associates VIII L.P. (“SRB VIII”), the general partner of SR VIII, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey and Alan Schuele (“Schuele”), the general partners of SRB VIII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
755,631 shares, except that SRB VIII, the general partner of SR VIII, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey and Schuele, the general partners of SRB VIII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 755,631

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.5%

12.	Type of Reporting Person (See Instructions) PN

1.

Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Sevin Rosen VIII Affiliates Fund L.P. (“SR VIII A”)

Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
15,421 shares, except that SRB VIII, the general partner of SR VIII A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey and Schuele, the general partners of SRB VIII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
15,421 shares, except that SRB VIII, the general partner of SR VIII A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey and Schuele, the general partners of SRB VIII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,421

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SRB Associates VIII L.P. (“SRB VIII”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
771,052 shares, of which 755,631 are directly owned by SR VIII and 15,421 are directly owned by SR VIII A.  SRB VIII, the general partner of SR VIII and SR VIII A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey and Schuele, the general partners of SRB VIII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
771,052 shares, of which 755,631are directly owned by SR VIII and 15,421 are directly owned by SR VIII A.  SRB VIII, the general partner of SR VIII and SR VIII A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey and Schuele, the general partners of SRB VIII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 771,052

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.6%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jon W. Bayless (“Bayless”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

6.

Shared Voting Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by Sevin Rosen Bayless Management Company  (“SRBMC”).  Bayless is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares

8.

Shared Dispositive Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Bayless is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,167,692

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.7%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stephen L. Domenik (“Domenik”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 11,000 shares

6.

Shared Voting Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Domenik is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 11,000 shares

8.

Shared Dispositive Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Domenik is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,178,692

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.7%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stephen M. Dow (“Dow”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 92,500 shares

6.

Shared Voting Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC. Dow is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 92,500 shares

8.

Shared Dispositive Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Dow is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,260,192

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 11.0%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John V. Jaggers (“Jaggers”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

6.

Shared Voting Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC. Jaggers is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares

8.

Shared Dispositive Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Jaggers is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,167,692

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.7%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Charles H. Phipps (“Phipps”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 30,000 shares

6.

Shared Voting Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC. Phipps is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 30,000 shares

8.

Shared Dispositive Power
3,167,692 shares, of which 1,615,715 are directly owned by SR VI, 127,235 are directly owned by SR VI A, 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Phipps is a general partner of SRB VI, the general partner of SR VI and SR VI A, SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,197,692

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jackie R. Kimzey (“Kimzey”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,513 shares

6.

Shared Voting Power
1,424,742 shares, of which 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Kimzey is a general partner of SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 10,513 shares

8.

Shared Dispositive Power
1,424,742 shares, of which 625,950 are directly owned by SR VII, 24,050 are directly owned by SR VII A, 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Kimzey is a general partner of SRB VII, the general partner of SR VII and SR VII A, and SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,435,255

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.8%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alan R. Schuele (“Schuele”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

6.

Shared Voting Power
774,742 shares, of which 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC. Schuele is a general partner of SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0

8.

Shared Dispositive Power
774,742 shares, of which 755,631 are directly owned by SR VIII, 15,421 are directly owned by SR VIII A and 3,690 are directly owned by SRBMC.  Schuele is a general partner of SRB VIII, the general partner of SR VIII and SR VIII A, and a director of SRBMC, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 774,742

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.6%

12.	Type of Reporting Person (See Instructions) IN

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Sevin Rosen Fund VI L.P., a Delaware limited partnership; Sevin Rosen VI Affiliates Fund L.P., a Delaware limited partnership;  SRB Associates VI L.P., a Delaware limited partnership; Sevin Rosen Fund VII L.P., a Delaware limited partnership; Sevin Rosen VII Affiliates Fund L.P., a Delaware limited partnership;  SRB Associates VII L.P., a Delaware limited partnership; Sevin Rosen Fund VIII L.P., a Delaware limited partnership; Sevin Rosen VIII Affiliates Fund L.P., a Delaware limited partnership;  SRB Associates VIII L.P., a Delaware limited partnership; Jon W. Bayless; Stephen L. Domenik; Stephen M. Dow; John V. Jaggers; Charles H. Phipps; Jackie R. Kimzey; David A. Shrigley; and Alan R. Schuele.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”  Only those items as to which there has been a change are included in this Amendment No. 1.

Item 2.
(a)

Name of Person Filing

This Statement is filed by Sevin Rosen Fund VI L.P., a Delaware limited partnership (“SR VI”); Sevin Rosen VI Affiliates Fund L.P., a Delaware limited partnership (“SR VI A”);  SRB Associates VI L.P., a Delaware limited partnership (“SRB VI”); Sevin Rosen Fund VII L.P., a Delaware limited partnership (“SR VII”); Sevin Rosen VII Affiliates Fund L.P., a Delaware limited partnership (“SR VII A”);  SRB Associates VII L.P., a Delaware limited partnership (“SRB VII”); Sevin Rosen Fund VIII L.P., a Delaware limited partnership (“SR VIII”); Sevin Rosen VIII Affiliates Fund L.P., a Delaware limited partnership (“SR VIII A”);  SRB Associates VIII L.P., a Delaware limited partnership (“SRB VIII”); Jon W. Bayless (“Bayless”); Stephen L. Domenik (“Domenik”); Stephen M. Dow (“Dow”); John V. Jaggers (“Jaggers”); Charles H. Phipps (“Phipps”); Jackie R. Kimzey (“Kimzey”); and Alan R. Schuele (“Schuele”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

SRB VI, the general partner of SR VI and SR VI A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR VI and SR VI A.  Bayless, Domenik, Dow, Jaggers and Phipps are general partners of SRB VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR VI and SR VI A.

SRB VII, the general partner of SR VII and SR VII A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR VII and SR VII A.  Bayless, Domenik, Dow, Jaggers, Phipps, and Kimzey are general partners of SRB VII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR VII and SR VII A.

SRB VIII, the general partner of SR VIII and SR VIII A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR VIII and SR VIII A.  Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey, and Schuele are general partners of SRB VIII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR VIII and SR VIII A.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
		(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
		(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
		(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2006

SEVIN ROSEN FUND VI L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VI AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VI L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VII L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VII AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VII L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VIII L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VIII AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VIII L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

CHARLES H. PHIPPS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JACKIE R. KIMZEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

ALAN R. SCHUELE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT INDEX

Exhibit

Exhibit A: Agreement of Joint Filing

Exhibit B: Reference to John Jaggers as Attorney-In-Fact

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Cytokinetics, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 15, 2006

SEVIN ROSEN FUND VI L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VI AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VI L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VII L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VII AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VII L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VIII L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VIII AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VIII L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

CHARLES H. PHIPPS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JACKIE R. KIMZEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

ALAN R. SCHUELE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT B

John V. Jaggers has signed the enclosed documents as Attorney-in-Fact. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.